Exhibit 99.1

BioTime, Inc	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

BioTime, Inc. Conference Call Will Discuss Its Recent Acquisition of
Stem Cell Technology Licenses

ALAMEDA, CA, September 11, 2008 – BioTime, Inc. (OTCBB: BTIM) announced that it will host a conference call on which its Chief Executive Officer, Dr. Michael D. West, will discuss the opportunities presented by the recent additions to the company’s stem cell technology portfolio.  BioTime, and its wholly owned subsidiary, Embryome Sciences, Inc., have acquired licenses for a portfolio of stem cell technology patents and patent applications.  These licenses include technology that allows the rapid isolation of novel highly purified embryonic progenitor cells, technology for producing induced pluripotent stem cells (“iPS”), embryonic stem cell differentiation technology, and other technology for the manufacture and commercialization of human embryonic stem cell-derived cell types and related products.

Those wishing to participate in the conference call can do so by calling (877) 807-2294 (domestic) or (706) 679-2682 (international) using participant code 64435350 on Friday, September 12, 2008 at 10:00 A.M. Pacific Daylight Savings Time.  Those who have questions they wish to have answered on the call may email the question by 8:00 AM PST on Friday, September 12, 2008 to rpeabody@biotimemail.com. The text of Dr. West’s presentation will also be made available on BioTime’s website at www.Biotimeinc.com.

About BioTime, Inc. (BTIM.OB):
BioTime, headquartered in Alameda, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements.

BioTime has recently entered the field of regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. where it plans to develop new medical and research products using embryonic stem cell technology. Additional information about BioTime can be found on the web at www.biotimeinc.com.  Hextend®, PentaLyte®, HetaCool®, EmbryomicsTM, ESpyTM, ESpanTM, and EScalateTM are trademarks of BioTime, Inc.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390, ext 301

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